SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 28, 2002

Exact Name of
Commission	Registrant	State or other	IRS Employer
File	as specified in	Jurisdiction of	Identification
Number	its charter	Incorporation	Number

333-66032	PG&E National	Delaware	94-3316236
Energy Group, Inc.

PG&E National Energy Group, Inc.
7600 Wisconsin Avenue
(mailing address: 7500 Old Georgetown Road)
Bethesda, Maryland 20814

(Address of principal executive offices) (Zip Code)

(301) 280-6800
(Registrant’s telephone number, including area code)

Item 5. Other Events

Extension of Revolving Credit Facility Expiration Date

As previously disclosed, PG&E National Energy Group’s (“PG&E NEG”) $750 million 364-day revolving credit facility was amended to reduce the lenders’ commitments to $500 million and to extend the maturity date to October 21, 2002. On October 21, 2002, PG&E NEG and the lenders under the 364-day and two-year revolving credit facilities entered into an amendment to the credit facilities which extended the expiration and renewal date to November 14, 2002. The amendment (i) reduces the lenders commitments under the 364-day facility and the two-year facility to $431 million and $273 million, respectively, which are the amounts outstanding as of October 21, 2002; (ii) prohibits PG&E NEG from making any payment for the Athens, Covert, Harquahala and La Paloma projects under construction; and (iii) changes the interest payment schedule from quarterly to monthly. The amendment also provides for payment of an amendment fee equal to 1% of each lenders’ outstanding loans under the 364-day revolving credit facility and a deferred fee of 1-1/2% of each lenders’ outstanding loans under the 364-day revolving credit facility subordinated in payment to repayment in full of PG&E NEG’s senior indebtedness due to unaffiliated parties.

Funding and Forbearance of GenHoldings

As previously disclosed, PG&E NEG notified the lenders under GenHoldings I, LLC’s (“GenHoldings”) credit facility that PG&E NEG did not intend to make further equity contributions to GenHoldings. PG&E NEG announced that it was in negotiations for the lenders to fund completion of these projects. On October 24, 2002, GenHoldings and the lenders under the GenHoldings credit facility entered into a Second Waiver and Forbearance Agreement pursuant to which the lenders waived through November 14, 2002, existing defaults under the GenHoldings credit agreement to allow GenHoldings to (i) borrow up to $50 million and (ii) issue specified letters of credit in a face amount not to exceed $36 million. The lenders also agreed to forbear until November 14, 2002, from exercising any remedies with respect to existing defaults. The agreement, in effect until November 14, 2002, is a transitional step while the lenders look at a more permanent resolution. PG&E NEG agreed to pay the lenders a fee equal to 1% of the maximum amount which could be borrowed and the maximum value of letters of credit which could be issued pursuant to the Second Waiver and Forbearance Agreement. On October 25, 2002, the lenders funded GenHoldings pending draw request for the Athens, Covert and Harquahala construction projects.

PG&E Corporation Loan

PG&E NEG’s parent, PG&E Corporation (“Parent”), has disclosed in a Current Report on Form 8-K that on October 18, 2002, Parent entered into a Second Amended and Restated Credit Agreement with the lenders party thereto, Lehman Commercial Paper Inc., as Administrative Agent, and others (the “Parent Loan Agreement”). Under the Parent Loan Agreement, Parent agreed, among other things, not to permit PG&E NEG or any of its subsidiaries to (i) sell or abandon any of their respective assets except in compliance with certain conditions, or (ii) restructure any of their respective indebtedness except in compliance with certain conditions. These prohibitions do not apply to a “Qualified Asset Sale,” a “Qualified Bankruptcy Sale,” a “Qualified Abandonment,” or a

“Qualified Restructuring,” all as defined in the Parent Loan Agreement. In general, these definitions permit transactions in which, among other things, the Parent (i) is released from existing liabilities related to the assets that are the subject of the transaction, (ii) incurs no new liabilities as a result of the transaction, and (iii) receives payment at closing for any taxes that would be payable as a result of the transaction if PG&E NEG and its subsidiaries were a separate group for tax purposes.

The Parent Loan Agreement also restricts Parent’s investments in PG&E NEG to, with limited exceptions, an amount that is no more than 75% of the net cash tax savings received by Parent after October 1, 2002, as a result of a “Qualified Asset Sale,” a “Qualified Bankruptcy Sale,” a “Qualified Abandonment,” or a “Qualified Restructuring,” (as defined in the Parent Loan Agreement) by PG&E NEG. PG&E NEG is included in the federal consolidated tax return of Parent.

PG&E NEG is not a party to the Parent Loan Agreement.

Item 7. Exhibits

10.1 Second Amendment to Credit Agreement, dated as of October 18, 2002, to the Amended and Restated Credit Agreement, dated as of August 22, 2001, among PG&E National Energy Group, Inc., JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Issuing Bank, the several lenders from time to time parties thereto, the Documentation Agents thereunder, the Syndication Agents thereunder, and JPMorgan Chase Bank, as Administrative Agent.

     SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PG&E NATIONAL ENERGY GROUP, INC.

By:	/s/ Thomas E. Legro

Name:	Thomas E. Legro
Title:	Vice President and Chief Accounting Officer

Dated: October 28, 2002

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